Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOSTON OMAHA CORPORATION

Boston Omaha Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.           The present name of the corporation (hereinafter called the “Corporation”) is Boston Omaha Corporation.

2.           The Corporation was originally incorporated by filing its Certificate of Incorporation pursuant to the General Corporation Law on March 16, 2015 under the name Boston Omaha Corporation, and the Corporation filed an Amended and Restated Certificate of Incorporation in the office of the Secretary of the State of Delaware on June 18, 2015 (collectively, the “Certificate of Incorporation”).

3.           The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by (i) unanimous written consent of the Board of Directors of the Corporation, who declared such amendment advisable, and (ii) written consent of a majority of the outstanding shares of the Common Stock, par value $0.001 per share of the Corporation and the Class A Common Stock, par value $0.001 per share of the Corporation, all voting together as a separate class, which represents a majority of the outstanding voting power of all classes and series of capital stock of the Corporation entitled to vote on the matters set forth herein, in accordance with Section 228 of the General Corporation Law.

4.           That the Certificate of Incorporation of the Corporation be, and hereby is, amended as follows:

(a)           That the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be, and hereby is, deleted in its entirety and replaced with the following:

“The total number of all shares of all classes of stock which the Corporation shall have authority to issue is thirty three million (33,000,000) shares, consisting of: (i) thirty million (30,000,000) shares of Common Stock, $0.001 per share (“Common Stock”), of which one million three hundred thousand (1,300,000) shares are designated “Class A Common Stock” (“Class A Common Stock”); and (ii) three million (3,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer this 19th day of October, 2015.

BOSTON OMAHA CORPORATION

By: /s/ Alex B. Rozek
Name: Alex B. Rozek
Title:  President